Exhibit 10.12

EXECUTION VERSION

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPECIFIED TECHNOLOGY LICENSE AGREEMENT

(NEXPLANON ROD TECHNOLOGY)

This Specified Technology License Agreement (this “Agreement”), dated as of October 28, 2020 (the “Effective Date”) is entered into by and between MERCK SHARP & DOHME B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Licensee”), and MSD RT B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Licensor” and together with Licensee, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Merck & Co., Inc. (“Merck Parent”), an Affiliate of Licensor, has announced that it will be entering into a separation transaction (the “Separation”, and the separation and distribution agreement pursuant to which the Separation will be effected, the “Separation Agreement”, and the date of consummation of the Separation, the “Separation Date”) pursuant to which, among other things, Merck Parent will transfer to a newly formed independent entity (“Organon”) certain assets and liabilities as will be more particularly described in the Separation Agreement; and

WHEREAS, in connection with, and in anticipation of, the Separation, Licensor has agreed to grant Licensee a license to use the Licensed Technology in connection with the Permitted Product that is being transferred to Organon as part of the Separation, in accordance with the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. For the purpose of this Agreement, the following capitalized terms have the following respective meanings:

1.1 “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, for so long as such Person controls, is controlled by or is under common control with a Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise. Notwithstanding the foregoing, the Parties agree that from and after the Separation Date, neither Organon nor any of its post-Separation subsidiaries (including Licensee) shall be deemed to be an Affiliate of Merck Parent or any of its post-Separation subsidiaries (including Licensor), and neither Merck Parent nor any of its post-Separation subsidiaries (including Licensor) shall be deemed to be an Affiliate of Organon or any of its post-Separation subsidiaries (including Licensee).

1.2 “Agreement” has the meaning set forth in the Preamble.

1.3 “Applicable Law” means applicable laws, rules, regulations, guidelines or other requirements of a Governmental Authority that may be in effect from time to time.

1.4 “Confidential Information” means all confidential information and data relating to a Party (including information regarding such Party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, trade secrets, systems, and know-how) disclosed or provided by or on behalf of such Party to the other Party pursuant to, or in connection with, this Agreement. “Confidential Information” does not include any information or data: (i) rightfully previously known by a Party hereto, or acquired from a Third Party without a continuing restriction on use (for clarity, excluding any such information or data possessed by Licensor (or its Affiliate) prior to the Separation and assigned to Organon as part of the Separation, which shall be considered Confidential Information of Licensee for purposes of this clause (i), as applicable); (ii) which is or becomes publicly known without breach of this Agreement; or (iii) which is independently developed without violating any obligations under this Agreement and without reference to the Confidential Information of the other Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

1.5 “Control”, “Controls” or “Controlled by” means, with respect to any patents or Know-How, as applicable, the ownership of such patents or Know-How by Licensor (or its Affiliates), with the ability of Licensor (or its Affiliate) to grant a license of such patents or Know-How to Licensee as provided for herein without violating any Applicable Law or the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date.

1.6 “Device” means a device used for subdermal implantation of the Permitted Product in humans claimed in the Licensed Patents.

1.7 “Effective Date” has the meaning set forth in the Preamble.

1.8 “Field” means (i) with respect to the Permitted Product, the use of the Permitted Product as a pharmaceutical product in humans solely as a contraceptive implant, and for no other uses, and (ii) with respect to the Device, the use of the Device (a) to implant the Permitted Product within the scope of the foregoing clause (i) or (b) to implant a placebo of the Permitted Product within the scope of the foregoing clause (i), and for no other uses.

1.9 “Force Majeure Event” has the meaning set forth in Section 9.2.

1.10 “Governmental Authority” means any United States (federal, state or local), or any other foreign, government or political subdivision thereof, or any multinational governmental organization or authority, or any authority, agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.11 “Know-How” means any and all proprietary and confidential information, data (including pre-clinical, clinical and regulatory data, post-approval data and data contained within any regulatory filings), processes, methods, techniques, trade secrets, chemistry manufacturing & controls (CMC), quality procedures, pharmacovigilance procedures, manufacturing procedures or other know-how, whether patentable or unpatentable.

1.12 “Licensed Know-How” means that Know-How specifically related to the technology claimed in the Licensed Patents and that (i) is Controlled by Licensor (or its Affiliate) as of the Effective Date and (ii) immediately prior to the Effective Date, was actually used by Licensor (or any of its Affiliates) for the manufacture or commercialization of the Permitted Product or Device, as applicable, in the Field; provided that, for clarity, “Licensed Know-How” shall exclude any Know-How to which Licensee (or its Affiliates) obtains ownership rights in connection with the Separation.

1.13 “Licensed Patents” means (i) those patents that are set forth on Schedule 1.13, and (ii) all renewals, extensions, reissues, reexaminations, divisionals, continuations, continuations-in-part, and foreign counterparts of any of the foregoing patents in clause (i), in each case of clause (i) and (ii), that are Controlled by Licensor or its Affiliates.

1.14 “Licensed Technology” means, collectively, the Licensed Patents and Licensed Know-How.

1.15 “Licensee” has the meaning set forth in the Preamble.

1.16 “Licensor” has the meaning set forth in the Preamble.

1.17 “Licensor Indemnitees” has the meaning set forth in Section 6.1.

1.18 “Merck Parent” has the meaning set forth in the Recitals.

1.19 “Organon” has the meaning set forth in the Recitals.

1.20 “Party” or “Parties” has the meaning set forth in the Preamble.

1.21 “Permitted Product” means any subdermally-implanted human pharmaceutical product that contains synthetic progestin etonogestrel as the sole active pharmaceutical ingredient (but excluding, for clarity, fixed dose combinations with any other active pharmaceutical ingredient).

1.22 “Person” means any individual, corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity, or Governmental Authority, including any successor or permitted assignee, by merger or otherwise, of any of the foregoing.

1.23 “Separation” has the meaning set forth in the Recitals.

1.24 “Separation Agreement” has the meaning set forth in the Recitals.

1.25 “Separation Date” has the meaning set forth in the Recitals.

1.26 “Sublicensee” has the meaning set forth in Section 2.2.

1.27 “Term” has the meaning set forth in Section 8.1.

1.28 “Territory” means worldwide.

1.29 “Third Party” means any Person other than Licensor or Licensee or any of their respective Affiliates.

1.30 “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against Licensor (or other Licensor Indemnitees, as applicable).

1.31 “Third Party Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses payable to a Third Party by Licensor (or other Licensor Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.32 “Transaction Documents” means the Separation Agreement and any other agreements entered into between Merck Parent (or any of its Affiliates) and Organon (or any of its Affiliates) in connection with the Separation.

2. License Grant.

2.1 License Grants. Subject to the terms of this Agreement, Licensor hereby grants to Licensee an exclusive (including as to Licensor and its Affiliates, except to the extent necessary for Licensor or its Affiliates to perform their obligations or exercise their rights under the Transaction Documents), sublicensable (in accordance with Section 2.2), fully paid-up, royalty-free license during the Term under the Licensed Technology to make, have made, use, offer to sell, sell and import (i) the Permitted Product solely for use in the Field in the Territory and (ii) the Device solely for use in the Field in the Territory.

2.2 Sublicenses. Licensee may sublicense the license rights it receives under Section 2.1 to any Person (each such sublicense recipient, a “Sublicensee”), on condition that each Sublicensee agrees in writing to be bound by terms of use and obligations with respect to the Licensed Technology that are no less restrictive than those set forth in this Agreement. Licensee is liable to Licensor for the failure of any Sublicensee to comply with the terms of use and obligations with respect to the Licensed Technology as set forth herein to the same extent that Licensee would have been had Licensee failed to comply with this Agreement. If Licensor or Licensee determine that any Sublicensee is using any Licensed Technology outside the scope of the license hereunder, Licensee shall cooperate with Licensor to terminate and prevent such unauthorized activities.

2.3 Recordation of License. As between Licensor and Licensee, Licensee is responsible, in its sole discretion, for recording this Agreement with any applicable Governmental Authority and for all associated recordation fees and related costs and expenses. Upon Licensee’s request and at Licensee’s expense, Licensor shall provide Licensee with reasonable assistance in connection with such recording activities.

2.4 Reservation of Rights. Licensee agrees that it does not acquire any ownership or other proprietary interest in any Licensed Technology, regardless of its embodiment or use in the Permitted Product or Device, except for the licenses as expressly set forth in Section 2.1. Except as expressly set forth in Section 2.1, nothing in this Agreement grants to Licensee, by implication, estoppel or otherwise, and Licensee does not acquire pursuant to this Agreement, any right, interest or license in or to any intellectual property of Licensor or any of its Affiliates. Licensor reserves all rights in and to the Licensed Technology not expressly granted to Licensee in Section 2.1, including (i) all rights under the Licensed Technology outside the Field, (ii) all rights under the Licensed Technology for use with any products (including, for clarity, any fixed dose combination products) other than the Permitted Product in the Field and (iii) all rights under the Licensed Technology for use with any other devices (including for clarity, use of the Device in connection with any products other than the Permitted Product in the Field) other than the Device in the Field. Licensee further acknowledges that the rights granted hereunder with respect to the Licensed Technology are subject to any rights of Third Parties that exist as of the Effective Date.

2.5 Disclosure of Licensed Know-How. Notwithstanding anything to the contrary herein, Licensor shall have no obligation to disclose to Licensee any Licensed Know-How.

2.6 Compliance with Applicable Laws. Licensee shall observe and comply with, and give all notices required by, Applicable Law in connection with its activities under this Agreement, including the exercise of the rights and licenses granted to it hereunder. Licensee shall promptly notify Licensor if it becomes aware of any noncompliance with Applicable Law in connection with its activities under this Agreement, and shall take all appropriate action necessary to ensure compliance with Applicable Law in connection with its activities under this Agreement.

2.7 Licensee’s Affiliates. Licensee shall ensure that Licensee’s Affiliates comply with all provisions of this Agreement applicable to Licensee. Licensee is liable to Licensor and, as between the Parties, to all other Persons, for the failure of Licensee’s Affiliates to comply with this Agreement to the same extent that Licensee would have been had Licensee failed to comply.

3. Prosecution, Maintenance, Enforcement and Defense.

3.1 Prosecution and Maintenance of Licensed Patents. Licensor shall have the first right (but not the obligation), in its discretion, to prosecute and maintain in the Territory the Licensed Patents licensed to Licensee under this Agreement. Licensor shall give notice to Licensee of the revocation or invalidation of any Licensed Patents licensed to Licensee for which Licensor is responsible for prosecution and maintenance.

3.1.1 Option of Licensee to Prosecute and Maintain Licensed Patents. Licensor shall give notice to Licensee of any desire to cease prosecution and/or maintenance of Licensed Patents on a country-by-country basis in the Territory and, in such cases, shall permit Licensee, in its sole discretion, to continue prosecution or maintenance of such Licensed Patents at its own expense and in the name of Licensor. If Licensee elects to continue prosecution or maintenance, Licensor shall execute such documents and perform such acts at Licensee’s expense as may be reasonably necessary for Licensee to perform such prosecution or maintenance.

3.1.2 Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Licensed Patents; provided that Licensor shall have the final decision making authority with respect thereto.

3.1.3 Other Cooperation. The Parties agree to reasonably cooperate and provide any relevant information that either may reasonably request for the prosecution and maintenance of Licensed Patents.

3.1.4 Prosecution and Maintenance Expenses. With respect to all prosecution and maintenance activities under this Section 3.1, the prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

3.2 Enforcement and Defense.

3.2.1 Licensed Patents.

(i) The Parties shall give notice to each other of any (a) infringement of Licensed Patents by a Third Party (including any certification regarding the Licensed Patents pursuant to 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States), or (b) assertion by a Third Party that any Licensed Patent is invalid or unenforceable. Subject to Sections 3.2.1(ii) and 3.2.1(iii), Licensee and Licensor shall thereafter consult and reasonably cooperate to determine a course of action, including the commencement of legal action by either or both Licensee and Licensor to terminate any infringement of Licensed Patents or defend the claim of invalidity or unenforceability.

(ii) Licensor (or its designee), upon notice to Licensee, shall [* * *] initiate and prosecute such legal action [* * *]. Licensee shall reasonably cooperate with Licensor in connection therewith, including joining the action to the extent necessary.

(iii) If the infringement by a Third Party is in the Field, then Licensor shall inform Licensee if [* * *] Licensee shall thereafter have the right in the Field to either initiate and prosecute such action against the Third Party or to control the defense of such declaratory judgment action in the name of Licensee and, if necessary, Licensor, in each case, as reasonably agreed to by the Parties; [* * *]. Each Party shall have the right to be represented by counsel of its own choice and at its own expense.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

(iv) For any action to terminate any infringement of Licensed Patents in the Field, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 3.2.1. In connection with any such action or potential action, Licensee and Licensor will reasonably cooperate and will provide each other with any relevant information that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding.

(v) Any recovery obtained by either or both Licensee and Licensor in connection with or as a result of any action contemplated by this Section 3.2.1, whether by settlement or otherwise, shall be shared in order as follows:

i. [* * *];

ii. [* * *]; and

iii. [* * *].

3.2.2 Licensed Know-How. The Parties shall give notice to each other of any misappropriation or misuse of Licensed Know-How by a Third Party that may come to its attention. [* * *]. To the extent that any claim of misappropriation or misuse of Licensed Know-How by a Third Party may be applicable both inside and outside of the Field, the following shall apply:

(i) Licensee and Licensor shall consult and reasonably cooperate to determine a course of action, including the commencement of legal action by either or both Licensee and Licensor to terminate any such misappropriation or misuse of Licensed Know-How; [* * *].

(ii) Any recovery obtained by either or both Licensee and Licensor in connection with or as a result of any proceeding for misappropriation or misuse of Licensed Know-How against a Third Party both inside and outside of the Field , whether by settlement or otherwise, shall be shared in order as follows:

i. [* * *];

ii. [* * *]; and

iii. [* * *].

3.3 Patenting Restriction. [* * *]. In the event that, after the Effective Date, Licensor files for and obtains a patent claiming Licensed Know-How and Licensor Controls such patent, then such a patent will become a Licensed Patent under this Agreement, and Licensor hereby grants a license under such Licensed Patent pursuant to Section 2.1.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

4. General Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that (i) it is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required, (iii) it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (iv) this Agreement has been duly executed and delivered by it, and (v) this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.

5. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS ARTICLE 5 SHALL OPERATE TO LIMIT OR INVALIDATE ANY REPRESENTATION OR WARRANTY CONTAINED IN THE SEPARATION AGREEMENT. LICENSOR DISCLAIMS ALL RESPONSIBILITY OR LIABILITY UNDER THIS AGREEMENT FOR CLAIMS BY THIRD PARTIES AFTER THE EFFECTIVE DATE ARISING OUT OF OR RELATING TO THE USE OF ANY LICENSED TECHNOLOGY BY LICENSEE, ITS AFFILIATES OR ITS SUBLICENSEES.

6. Indemnification; Damages.

6.1 Indemnification. In addition to any other available remedies, Licensee hereby agrees to indemnify, defend and hold harmless Licensor and its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Licensor Indemnitees”) from and against all Third Party Damages based on a Third Party Claim, imposed on, incurred by or asserted against the Licensor Indemnitees arising out of or relating to (i) Licensee’s (or any of its Affiliate’s or Sublicensee’s) failure to comply with any of its obligations under this Agreement, (ii) the exercise by Licensee (or any of its Affiliates or Sublicensees) of any of the licenses granted to Licensee hereunder or (iii) any enforcement action by Licensee (or any of its Affiliates) pursuant to Section 3.2.1 or 3.2.2 that is either brought in the name or Licensor (or any of its Affiliates) or joined by Licensor (or any of its Affiliates).

6.2 Procedure. Licensor will notify Licensee of any demand by Licensor for indemnification from Licensee that is based on any Third Party Claim and provide Licensee with copies of any papers served on Licensor relating to that Third Party Claim, but Licensor’s failure to provide or delay in providing that notice or those copies will not release Licensee from its obligations under Section 6.1, except to the extent that the failure or delay materially prejudices Licensee. Subject to Article 3, Licensee has the exclusive right to conduct the defense of any such Third Party Claim and any negotiations for its settlement, except that (i) Licensee may not enter into any compromise or settlement unless Licensor consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed given with respect to any compromise or settlement relating solely to the payment of money damages if such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Licensor Indemnitees of a release from all liability in respect of such claim, (ii) Licensor may participate at its expense in Licensee’s defense of or settlement negotiations for any Third Party Claim with counsel of Licensor’s own selection, and (iii) Licensor may, at its option and Licensee’s expense, and on prior written notice to the Licensee, conduct the defense of and any settlement negotiations for any Third Party Claim in place of Licensee if Licensee fails to promptly defend the Third Party Claim as required in this Article 6. At Licensor’s request and Licensee’s expense, and in addition to Licensee’s other obligations under this Agreement, Licensee shall assist Licensor with the defense of any Third Party Claim for which Licensor conducts the defense under this Article 6.

6.3 Damages. EXCEPT WITH RESPECT TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR INDIRECT OR CONSEQUENTIAL LOSSES, OR FOR ANY LOSS OF REVENUES OR LOST PROFITS (WHETHER DIRECT OR INDIRECT), IN EACH CASE OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER SUFFERED OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (I) THE INDEMNIFICATION RIGHTS OF LICENSOR OR OBLIGATIONS OF LICENSEE WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER SECTION 6.1 OR (II) LOSSES OR DAMAGES THAT MAY BE SOUGHT BY LICENSOR (OR ITS AFFILIATES) DUE TO EXERCISE OF THE LICENSES UNDER SECTION 2.1 BY LICENSEE (OR ANY OF ITS AFFILIATES OR SUBLICENSEES) OUTSIDE THE SCOPE OF THE LICENSE GRANT IN BREACH OF SECTION 2.1.

6.4 Equitable Relief. Licensee acknowledges that (i) the Licensed Technology and Confidential Information are valuable to Licensor, (ii) any breach of this Agreement by Licensee may cause Licensor irreparable injury, and (iii) the remedies at law for a breach of this Agreement may be inadequate and the resulting damages may not readily be measured in monetary terms. Without limiting any of Licensor’s other rights and remedies, and notwithstanding anything in this Agreement to the contrary, in the event of any breach or threatened breach of this Agreement by Licensee, Licensor may obtain and will be entitled to any injunctive or other equitable relief that a court of competent jurisdiction deems proper (including an order restraining any threatened or future breach), on use of affidavit evidence or otherwise, and without furnishing proof of actual damages or posting a bond or other surety.

6.5 Treatment. Any [* * *] made by a Party under this Agreement shall be reported for U.S. federal income tax purposes [* * *].

7. Confidentiality.

7.1 Disclosure of Confidential Information. Each Party hereto: (i) will retain in strict confidence the terms and conditions of this Agreement (including the nature of the services provided) and the Confidential Information of the other Party; and (ii) will not disclose the terms and conditions of this Agreement or the Confidential Information of the other Party to any other Third Party, unless otherwise required by Applicable Law or judicial or administrative process (in which case the provisions of Section 7.2.2 shall apply), without the other Party’s prior written consent. Notwithstanding the foregoing, each Party (and its respective Affiliates) shall be permitted to disclose any terms of this Agreement to the extent required in connection with its filings with the Securities and Exchange Commission or in compliance with the rules of any securities exchange or listing requirements.

7.2 Permitted Disclosures.

7.2.1 Notwithstanding Section 7.1, each Party shall be permitted to disclose Confidential Information of the other Party, if such Confidential Information:

(i) is disclosed by Licensee (or its Affiliates) to a Governmental Authority in order to maintain or obtain regulatory approvals for Permitted Products (including the use of the Device in connection therewith) in the Field, but such disclosure may be only to the extent reasonably necessary to obtain such approvals;

(ii) is disclosed by the receiving Party (or its Affiliates) to agent(s), consultant(s), and/or other Third Parties who are performing obligations of the receiving Party or exercising rights granted to the receiving Party under this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(iii) is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or

(iv) is disclosed in connection with a merger or acquisition of a given Party (or its Affiliate) or a divestiture of a portion of such Party’s business related to this Agreement, such Party shall have the further right to disclose the material financial terms of this Agreement to Third Parties involved in such merger or acquisition provided that such Third Parties agrees to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

7.2.2 In addition, if a Party is required by judicial or administrative process or Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 7.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process or as required by Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of Section 7.1, and the Party disclosing Confidential Information pursuant to law or court order or as required by Applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

7.3 Return of Confidential Information. Upon expiration or termination of this Agreement, the receiving Party shall immediately either return to the disclosing Party, or destroy, all Confidential Information of the disclosing Party, in accordance with the instructions of the disclosing Party, including all notes, summaries, and translations that have been made regarding such Confidential Information, and all copies of the foregoing. In the event destruction is requested by the disclosing Party, the receiving Party shall certify such destruction in writing. Notwithstanding the foregoing, the receiving Party may retain a copy for purposes of exercising any licenses under this Agreement that survive the termination or expiration of this Agreement, and may archive one (1) copy of Confidential Information for purposes of demonstrating its compliance with this Agreement, subject to confidentiality requirements of this Agreement.

7.4 Publicity. Except as otherwise required by Applicable Laws or by judicial or administrative process (or as otherwise agreed to by the other Party in writing), each Party agrees not to: [* * *] of the other Party without the prior written consent of such other Party, which consent may be withheld at such other Party’s discretion; provided, that in the event Applicable Laws or judicial or administrative process requires such disclosure, use or reference, such Party shall promptly notify the other Party and allow such other Party a reasonable time and opportunity to oppose such process before making such disclosure, use or reference.

8. Term.

8.1 Term. This Agreement is effective as of the Effective Date and shall continue (i) with respect to the Licensed Know-How in perpetuity, and (ii) with respect to the Licensed Patents, until the last to expire patent contained in the Licensed Patents, in each case of (i)-(ii) unless this Agreement is terminated in accordance with Sections 8.2 or 8.3 or the Parties otherwise agree in writing to terminate this Agreement (the period in which this Agreement is in effect, the “Term”).

8.2 Termination for Breach. If Licensee materially breaches this Agreement, Licensor may give written notice to Licensee, specifying the nature of the material breach and, if such material breach is not remedied within thirty (30) calendar days of receipt of such notice (provided, however, that the cure period shall be suspended during any time that Licensee seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to any dispute resolution mechanisms under this Agreement), then Licensor shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to Licensee.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

8.3 Termination for Bankruptcy. This Agreement may be terminated by written notice given by Licensor upon the occurrence of any of the following with respect to the Licensee: (i) Licensee becomes insolvent, or (ii) voluntary or involuntary proceedings by or against Licensee are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (iii) a receiver or custodian is appointed for Licensee, or proceedings are instituted by or against Licensee for corporate reorganization or the dissolution of Licensee, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (iv) Licensee makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of Licensee are seized or attached and not released within ninety (90) days thereafter.

8.4 Effects of Expiration or Termination.

8.4.1 The expiration or termination of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such expiration or termination. Subject to the foregoing, all rights and licenses granted hereunder (and all sublicenses of such rights and licenses) shall terminate upon termination of this Agreement, including that (i) Licensee promptly shall cease using the Licensed Technology and (ii) all rights granted by Licensee to Sublicensees to use the Licensed Technology shall automatically terminate. Notwithstanding the foregoing, the following sections survive expiration or termination of this Agreement: Section 2.4, Article 5, Article 6, Article 7 (for a period of ten (10) years after the expiration or termination of this Agreement), Article 9 and this Section 8.4.

8.4.2 In the event that this Agreement is terminated due to the rejection of this Agreement by or on behalf of Licensor due to a bankruptcy or other insolvency event (an “Insolvency Event”) of Licensor, all licenses and rights to licenses granted under or pursuant to this Agreement by Licensor to Licensee are and shall otherwise be deemed to be licenses of rights to “intellectual property” (including for purposes of 365(n) of the United States Bankruptcy Code). The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under any applicable insolvency statute, and that upon commencement of an Insolvency Event by or against Licensor, Licensee shall be entitled to a complete duplicate of or complete access to (as Licensee deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Licensee (a) upon any such commencement of a bankruptcy proceeding, at the written request therefor by Licensee, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of Licensor, then at the written request of Licensee therefore. The provisions of this Section 8.4.2 shall be (i) without prejudice to any rights Licensee may have arising under any applicable insolvency statute or other Applicable Law and (ii) effective only to the extent permitted by Applicable Law.

9. Miscellaneous.

9.1 Independent Contractor.

9.1.1 In the performance of Licensor’s obligations under this Agreement, Licensor shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render Licensor or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of Licensee. Licensor is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Licensee. It is understood that the employees, methods, facilities, and equipment of Licensor shall at all times be under Licensor’s exclusive direction and control.

9.1.2 In the performance of Licensee’s obligations under this Agreement, Licensee shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render Licensee or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of Licensor. Licensee is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Licensor. It is understood that the employees, methods, facilities, and equipment of Licensee shall at all times be under Licensee’s exclusive direction and control.

9.2 Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement (except for the payment of money) if, but only to the extent that, such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (i) acts of God; (ii) fire or explosion (except to the extent caused by the negligence or willful misconduct of the affected Party); (iii) unusually severe weather; (iv) war, invasion, riot or other civil unrest; (v) governmental laws, orders, restrictions, actions, embargoes, or blockages; (vi) national or regional emergency; (vii) injunctions, strikes, lockouts, labor trouble, or other industrial disturbances; and (viii) shortage of supply of non-commodity materials on a global basis (each, a “Force Majeure Event”); provided that the Party affected shall promptly notify the other of the Force Majeure Event and shall exert reasonable efforts to eliminate, cure, or overcome any such causes and to resume performance of its obligations as soon as practicable.

9.3 Governing Law; Jurisdiction.

9.3.1 This Agreement shall be construed and governed under and in accordance with the laws of the State of New York, without giving effect to the principle of conflict of laws thereof.

9.3.2 The Parties agree that any action, suit or proceeding to enforce the rights of either Party under this Agreement or otherwise arising out of this Agreement shall be brought in the state or federal courts located in the State of New York, having jurisdiction over the subject matter and the Parties (in each case, except to the extent that an alternate method of resolution is specified in other sections of this Agreement).

9.3.3 Subject to Section 9.3.2, in any action, suit or proceeding to enforce the rights of either Party under this Agreement or otherwise arising out of this Agreement, each Party, by execution and delivery of this Agreement, expressly and irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action, suit or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 9.7. IN ADDITION, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, FORUM NON CONVENIENS OR ANY SIMILAR DOCTRINE OR THEORY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4 No Waiver. Any Party’s failure to enforce any of the terms or conditions herein or to exercise any right or privilege pursuant hereto, or any Party’s waiver of any breach under this Agreement, shall not be construed to be a waiver of any other terms, conditions, or privileges, whether of a similar or different type.

9.5 Assignment.

9.5.1 This Agreement may not be assigned, in whole or in part, whether by operation of law or otherwise (however structured), without the prior written consent of the other Party; provided, however, that

(i) a Party shall have the right, without the prior consent of the other Party, to assign this Agreement, in whole or in part to any Affiliate of such Party; and

(ii) a Party shall have the right, without the prior consent of the other Party, to assign this Agreement, in whole, to any Third Party in connection with a sale of all or substantially all of the assets of such Party to which this Agreement relates whether by merger, sale of stock, sale of assets or other similar transaction (including by operation of Applicable Law), in each case upon prior written notice to the other Party.

9.5.2 Any permitted assignee shall assume all obligations of its assignor under this Agreement; provided, however, that in the event of an assignment to an Affiliate (but excluding any assignment by Merck Sharp & Dohme B.V. to its Affiliate N.V. Organon), the assignor Party shall remain as principal obligor for all or any obligations and liabilities assigned to such Affiliate under the terms of this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has hereunder as of the time of such assignment. Any other attempted assignment of this Agreement in violation of this Section 9.5 shall be null and void.

9.5.3 The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

9.6 Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect. The Parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid or unenforceable provision.

9.7 Notices.

9.7.1 The term “notice” as used throughout this Agreement, shall mean written notice, except where specifically provided herein to the contrary. Notice shall be delivered by (i) certified mail, return receipt requested (or the equivalent); (ii) hand delivery with receipt acknowledged; or (iii) overnight courier service that provides a delivery receipt. Notices shall be delivered to the following addresses or to such other address or person as a Party may specify by notice given in accordance with this Section 9.7.1.

If to Licensor:

MSD RT B.V.

Waarderweg 39

2031 BN Haarlem

The Netherlands

With a copy to:

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, NJ, 08889

Attention: Office of Secretary

If to Licensee:

Merck Sharp & Dohme B.V.

Waarderweg 39

2031 BN Haarlem

The Netherlands

With a copy to:

Organon LLC

2000 Galloping Hill Road

Kenilworth, NJ 07033-1310

Attention: Office of Secretary

9.7.2 Notice given in accordance with Section 9.7.1 shall be deemed delivered when received, or upon refusal of receipt.

9.8 Cumulative Remedies. Except as otherwise expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available under the terms of this Agreement or otherwise available at law or in equity.

9.9 Entire Agreement/Amendments; Conflicts.

9.9.1 This Agreement, together with all attachments hereto, the Separation Agreement (once entered into) and the other Transaction Documents, constitutes the entire agreement between the Parties hereto and shall supersede and take the place of any and all agreements, documents, minutes of meetings, or letters concerning the subject matter hereof that may, prior to the Effective Date, be in existence. This Agreement may only be amended by a statement in writing to that effect signed by duly authorized representatives of Licensee and Licensor.

9.9.2 In the event of any conflict or inconsistency between the terms of the Separation Agreement (or any other Transaction Documents) and the terms of this Agreement, the terms of this Agreement shall govern with respect to the subject matter hereof.

9.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

9.11 Headings. The headings assigned to the Articles and Sections of this Agreement are for convenience only and shall not limit the scope and applicability of the Articles and Sections.

9.12 Further Assurances. Each Party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

9.13 English Language. If there exist versions of this Agreement, or any Schedules or attachments, or any amendments hereto or thereto, in any language other than English, the binding version of all of the foregoing shall be the English version, except as otherwise required by Applicable Law. All notices and other written documentation provided by a Party to the other Party under this Agreement shall be in English, unless otherwise agreed to by the Parties.

9.14 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Third Party, any rights, remedies, obligations or liabilities.

9.15 Interpretation. In this Agreement, unless otherwise specified, (i) “includes” and “including” and words of similar import shall mean includes and including without limitation; (ii) words denoting any gender shall include all genders; (iii) words denoting the singular shall include the plural and vice versa; (iv) the Exhibits, Schedules, Addenda and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules, Addenda and attachments; (v) the word “or” is disjunctive but not necessarily exclusive; (vi) references to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided; and (vii) references to any Articles or Sections include Sections and subsections that are part of the reference Article or Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”). Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

LICENSEE:

MERCK SHARP & DOHME B.V.

By:	/s/ Ben Paul Lucas
Name:	Ben Paul Lucas
Title:	Managing Director

LICENSOR:

MSD RT B.V.

By:	/s/ Marieke Poulie
Name:	Marieke Poulie
Title:	Director

[Signature Page to Specified Technology License Agreement (Nexplanon Rod Technology)]

Schedule 1.13

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[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]